	FOR:	Jarden Corporation

	CONTACT:	Martin E. Franklin Chairman and Chief Executive Officer 914-967-9400

Investor Relations: Erica Pettit Press: Evan Goetz/Melissa Merrill Financial Dynamics
FOR IMMEDIATE RELEASE		212-850-5600

JARDEN CORPORATION ANNOUNCES ADDITIONAL AND CLARIFYING

PRELIMINARY YEAR END SUMMARY RESULTS IN CONNECTION WITH ITS

PLANNED REFINANCING

Rye, New York – February 2, 2007 – Jarden Corporation (NYSE: JAH) today announced the following additional preliminary summary financial information for the twelve months ended December 31, 2006 in advance of the completion of our 2006 year end audit. The estimated net sales of $3.85 billion consisted of: Branded Consumables approximately $812 million; Consumer Solutions approximately $1,892 million; Outdoor Solutions approximately $901 million; Process Solutions approximately $309 million and intercompany eliminations of approximately $68 million. Using the estimated Consolidated Segment Earnings (as defined below) range of $440 million to $442 million the earnings are estimated to be: Branded Consumables approximately $118 million; Consumer Solutions approximately $250 million; Outdoor Solutions approximately $84 million; Process Solutions approximately $34 million and corporate expenses of approximately $44 million to $46 million. 2006 Consolidated Segment Earnings as a percentage of sales are estimated to be: Branded Consumables 14.6%; Consumer Solutions 13.2%; Outdoor Solutions 9.4% and Process Solutions 10.9%. Estimated cash flow from operations was approximately $235 million in 2006 compared to approximately $241 million in 2005. Cash flow from operations includes cash reorganization costs of approximately $37 million in 2006, compared to $19 million in 2005. Estimated Capital Expenditures for the year was approximately $68 million. Estimated net indebtedness at December 31, 2006 of $1,240 million consisted of approximately $1,260 million of term and other debt, approximately $180 million of senior subordinated notes, net of approximately $200 million of cash. There were no borrowings on the revolving credit or asset based facilities at December 31, 2006. Consolidated Segment Earnings represent the Company’s performance measurement under SFAS 131. The measurement is the Company’s earnings before interest, taxes and depreciation and amortization, excluding reorganization, acquisition and integration related costs (estimated $42 million), stock based compensation (estimated $23 million), and profit in inventory (estimated $10 million). The preliminary financial information contained in this release supersedes and clarifies the financial and other information, including the cash flow from operations, contained in the Company’s release dated January 29, 2007, if and to the extent inconsistent.

The issuer may file a registration statement (including a prospectus) with the SEC for the notes offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more

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complete information about the issuer and this offering. When filed with the SEC, you may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you a prospectus after filing if you request it by calling Jarden Corporation at (914) 967-9400. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement and related prospectus are delivered in final form.

Jarden Corporation is a leading provider of niche consumer products used in and around the home. Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Loew-Cornell® and Pine Mountain®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Harmony®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain™; and Outdoor Solutions: Campingaz® and Coleman®. Headquartered in Rye, N.Y., Jarden has over 20,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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